Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-210786 and 333-222671) and Form S-8 (Nos. 333-147490, 333-148544, 333-185617, 333-196621, and 333-208146) of Synthesis Energy Systems, Inc. of our report dated October 25, 2017, except for the effects of the reverse stock split discussed in Note 2(a), as to which the date is November 14, 2018, relating to the consolidated financial statements as of and for the year ended June 30, 2017, which appears in this Form 10-K.

/s/ BDO USA, LLP

Houston, Texas

November 14, 2018